News Release

2100 Highway 55
Medina, MN 55340-9770
763-542-0500
Contact:	Richard Edwards	763-542-0599 fax
Polaris Industries Inc.
763-542-0500
POLARIS OUTLINES LONG TERM STRATEGY AND GROWTH OPPORTUNITIES
THROUGH 2009; INTRODUCES NEW PRODUCTS FOR VICTORY MOTORCYCLES
AND RANGER™ SIDE-BY-SIDE UTILITY VEHICLES
     MINNEAPOLIS (January 19, 2007) — Polaris Industries Inc. (NYSE/Arca: PII) announced today its new sales and earnings goals for the Company through 2009. Specifically, the Company reported that it has established goals for total Company sales to grow to $2.2 billion by the end of the 2009 calendar year with net income from continuing operations increasing to $150 million and diluted earnings per share from continuing operations growing to $4.25 per share during the same period. The Company indicated that it intends to achieve its 2009 goals primarily by growing market share in its core businesses, delivering operational excellence across the organization and generating approximately $500 million in incremental sales from several growth businesses including Victory motorcycles, utility vehicles and international operations in addition to some new adjacent market segments the Company will be exploring as future growth opportunities.
     Polaris reported that its North American dealers made progress during the fourth quarter 2006 in lowering their ATV inventory and that it expects further reductions to occur through the first half of 2007. The Company expects its core North American ATV business to become more competitive in 2007 through strong retail promotions, increased advertising for ATVs, and a high value proposition for quality vehicles.
     In conjunction with the announcement of the new sales and earnings goals for 2009, the Company announced the introduction of exciting new products that attack large and fast growing markets in motorcycles and side-by-side utility vehicles. For motorcycles, the Company announced two new luxury touring models, the Victory Vision Street and Victory Vision Tourer. The new Victory Vision models are designed to deliver what touring riders told the Company most influences their buying decision for a luxury touring motorcycle—forward-looking style and comfort. Victory expects to continue to capitalize on its brand positioning as The New American Motorcycle Company with these new, innovative products. For the side-by-side utility vehicle market, the Company announced the all new RANGER™ RZR which is expected to capitalize on the high growth recreation segment of the side-by-side utility vehicle market. It is expected to be the fastest, trail capable side-by-side vehicle available on the market meeting the needs and demanding expectations of hunters, big bore trail enthusiasts and sport side-by-side buyers. The Company also believes that there is an opportunity to produce ATVs and utility vehicles specifically designed for various military applications.
     Tom Tiller, Chief Executive Officer commented, “the products that we are introducing for the first time today are among the most influential new products the Company has ever produced. The Victory Vision models are expected to set new standards in the luxury touring motorcycle segment for style and comfort. It is the most technologically advanced product Polaris has ever built.”
     Tiller continued, “The recreational segment of the side-by-side vehicle market is the fastest growing market segment today, growing in excess of 45 percent in 2006, and the all new RANGER™ RZR attacks this market head on. It is anticipated that the RANGER™ RZR will exceed our customers’ expectations for a side-by-side recreational vehicle including horsepower, weight, top speed, ride and handling. We are very excited about the growth opportunities for each of these new products. They are examples of the types of innovative, high performance, high quality, distinctive products Polaris expects to produce in the years to come to help us realize our aggressive but achievable sales and earnings goals for 2009.”
     Today at 11:00 AM (EST) the Company will host an analyst event to discuss the new goals and new products that it announced this morning. Those wishing to listen to the meeting portion of the event by telephone may dial 800-374-6475 in the U.S. and Canada or 706-679-2596 internationally. The conference I.D. for both domestic and international calls is 5394582. The audio portion of the meeting will also be available by webcast at www.polarisindustries.com (click on Our Company then Investor Relations).

     The slide presentations used during the meeting will also be available for viewing on the Polaris website.
About Polaris
     With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
     Polaris is a recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships.
     Polaris Industries Inc. trades on the New York Stock Exchange and the NYSE Arca under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
     Information about the complete line of Polaris products, apparel and vehicle accessories is available from authorized Polaris dealers or anytime from the Polaris homepage at www.polarisindustries.com.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2007 through 2009 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.